Exhibit 12.1

STAR GAS PARTNERS, L.P.

STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

(In Thousands of Dollars, Except Ratio)

	Fiscal Years Ended September 30,					Six Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
Earnings:
Income (loss) from continuing operations before income taxes	$2,768	$(8,003)	$(13,376)	$(14,473)	$(24,361)	$58,550	$(100,267)
Add:
Interest expense	19,342	24,093	27,126	33,306	40,072	19,749	19,946
Debt issuance amortization	343	506	1,197	2,038	3,480	1,960	1,305
Interest component of rent expense(a)	1,965	2,231	3,363	3,663	4,262	2,055	2,397

	$24,418	$18,827	$18,310	$24,534	$23,453	$82,314	$(76,619)

Fixed charges:
Interest expense	$19,342	$24,093	$27,126	$33,306	$40,072	$19,749	19,946
Debt issuance amortization	343	506	1,197	2,038	3,480	1,960	1,305
Interest component of rent expense(a)	1,965	2,231	3,363	3,663	4,262	2,055	2,397

	$21,650	$26,830	$31,686	$39,007	$47,814	$23,764	$23,648

Ratio	1.1x	*	*	*	*	3.5x	*

(a)	One third of rent is the portion deemed representative of the interest component.
*	Ratio is less than 1:1. Deficiency is $8.0 million, $13.4 million, $14.5 million and $24.4 million for the fiscal years ended September 30, 2001 through September 30, 2004, respectively and $100.3 million for the six months ended March 31, 2005.

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